Texas Community Bancshares, Inc. Authorizes New Stock Repurchase Program

MINEOLA, Texas; February 27, 2025 - Texas Community Bancshares, Inc. (the “Company”) (NASDAQ: TCBS), the holding company of Broadstreet Bank, SSB, announced that its Board of Directors has approved a new stock repurchase program that authorizes the Company to repurchase up to 153,083 shares, which equals approximately 5% of its outstanding common stock as of February 25, 2025. The Company also announced that as of February 25, 2025, it had repurchased over 85% of the 161,316 shares of its common stock authorized under the prior share repurchase program previously disclosed.

The Company intends to conduct any repurchases through open market purchases, including by means of a trading plan adopted under SEC Rule 10b5-1, or in privately negotiated transactions, subject to market conditions and other factors. There is no guarantee as to the exact number of shares that the Company may repurchase. Throughout the execution of this program, the Company is committed to retaining the financial flexibility it needs to invest in its core operations. The stock repurchase program may be suspended or discontinued at any time.